Exhibit 8

Name of subsidiary	Incorporated in:

Operating company
Interbus AB	Sweden
Swebus AB	Sweden
Swebus Busco AB	Sweden
Sweden Express AB	Sweden

Foreign subsidiaries
Concordia Bus Finland Oy AB	Finland
Ingenior M.O. Schoyens Bilcentraler A/S	Norway

Real estate companies
Swebus fastigheter AB	Sweden
Subsidiaries to Swebus Fastigheter AB:
Alpus AB	Sweden
Malmfältens Omnibus AB	Sweden
Enköping-Bålsta Fastighets AB	Sweden

Dormant companies
Arlanda buss AB	Sweden
Billingens Trafik AB	Sweden
Enköping-Bålsta Trafik AB	Sweden
Gävle Trafik AB	Sweden
Hälsinge Wasatrafik AB	Sweden
AB Härnösandsbuss	Sweden
Karlstadsbuss AB	Sweden
AB Kristinehamns Omnibusstrafik	Sweden
Saltsjöbuss AB	Sweden
Swebus Service AB	Sweden
Swebus Västerås AB	Sweden
Tumlare Buss AB	Sweden
Wasabuss AB	Sweden
Wasatrafik AB	Sweden